Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-130237, 333-157945, 333-164569 and 333-171984) pertaining to the Cynosure 1992 Stock Option Plan, Cynosure 2004 Stock Option Plan, and the Cynosure 2005 Stock Incentive Plan of our report dated April 23, 2010, with respect to the financial statements of Elemé Medical Inc. for each of the three years in the period ended December 31, 2009, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 15, 2011